Published CUSIP Number: ________________
CREDIT AGREEMENT
Dated as of December 18, 2013
among
ALEXANDER & BALDWIN, LLC,
as Borrower,
ALEXANDER & BALDWIN, INC.,
as Guarantor,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto

D-2216575_11.doc

TABLE OF CONTENTS
Section    Page

Article I. Definitions and Accounting Terms    1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 19

1.03	Accounting Terms 20

1.04	Rounding 20

1.05	Times of Day 21

Article II. The Commitments and Borrowings    21

2.01	Loans 21

2.02	Borrowings and Conversions of Loans 21

2.03	Prepayments. 22

2.04	Reduction of Commitments 23

2.05	Repayment of Loans 23

2.06	Interest 24

2.07	Fees 24

2.08	Computation of Interest and Fees 24

2.09	Evidence of Debt 24

2.10	Payments Generally; Administrative Agent's Clawback 24

2.11	Sharing of Payments by Lenders 26

2.12	Defaulting Lenders 26

Article III. Taxes, Yield Protection and Illegality	28

3.01	Taxes 28

3.02	Illegality 32

3.03	Inability to Determine Rates 32
3.04Increased Costs; Reserves on Eurodollar Rate Loans    33
3.05Compensation for Losses    34
3.06Mitigation Obligations; Replacement of Lenders    34
3.07Survival    35

Article IV. Unencumbered Properties    35

4.01	Initial Unencumbered Properties 35
4.02Property Information    35
4.03Approvals    35
4.04Exclusion Event    35
4.05Unencumbered Property Pool Release Provisions    36
4.06Appraisals    36
4.07Closing Date Additional Unencumbered Properties    36

Article V. Conditions Precedent to Loans    36

5.01	Conditions of Initial Loans 36

5.02	Conditions to all Borrowings 38

Article VI. Representations and Warranties38
6.01Existence, Qualification and Power; Compliance with Laws    38
6.02Authorization; No Contravention    39
6.03Governmental Authorization; Other Consents    39

D-2216575_11.doc

Section    Page

6.04Binding Effect    39
6.05Financial Statements; No Material Adverse Effect    39
6.06Litigation    39
6.07No Default    40
6.08Ownership of Property; Liens     40
6.09Environmental Compliance    40
6.10Insurance    41
6.11Taxes    41
6.12ERISA Compliance    41
6.13Subsidiaries; Equity Interests    42
6.14Margin Regulations; Investment Company Act    42
6.15Disclosure    42
6.16Compliance with Laws    43
6.17Unencumbered Properties    43
6.18Solvency    44
6.19OFAC    44

Article VII. Affirmative Covenants44
7.01Financial Statements    44
7.02Certificates; Other Information    45
7.03Notices    46
7.04Payment of Obligations    47
7.05Preservation of Existence, Etc    47
7.06Maintenance of Properties    47
7.07Maintenance of Insurance    48
7.08Compliance with Laws    48
7.09Books and Records    48
7.10Inspection Rights    48
7.11Use of Proceeds    48
7.12Environmental Matters    49
7.13Reports and Testing    50
7.14Revolving Credit Agreement Covenants    50

Article VIII	Negative Covenants 50

8.01	Liens 50

8.02	Fundamental Changes 51

8.03	Dispositions 52

8.04	Restricted Payments 52

8.05	Change in Nature of Business 52

8.06	Transactions with Affiliates 52

8.07	Use of Proceeds 53

8.08	Unencumbered Properties 53

8.09	Amendments of Organization Documents 54

8.10	Accounting changes 54

8.11	Prepayments, Etc. of Indebtedness 54

8.12	Sanctions 54

8.13	ERISA Compliance 54

8.14	Environmental Matters 54

8.15	Escrow Account 54

Article IX. Events of Default and Remedies55
9.01Events of Default    55
9.02Remedies Upon Event of Default    56
9.03Application of Funds    57

Article X. Guaranty57
10.01The Guaranty    57
10.02Obligations Unconditional    58
10.03Reinstatement    59
10.04Certain Waivers    59
10.05Remedies    59
10.06Rights of Contribution    60
10.07Guaranty of Payment; Continuing Guaranty    60

Article XI. Administrative Agent60
11.01Appointment and Authority    60
11.02Rights as a Lender    60

D-2216575_11.doc     ii

Section    Page

11.03Exculpatory Provisions    60
11.04Reliance by Administrative Agent    61
11.05Delegation of Duties    62
11.06Resignation of Administrative Agent    62
11.07Non-Reliance on Administrative Agent and Other Lenders    63
11.08No Other Duties, Etc    63
11.09Administrative Agent May File Proofs of Claim    63

Article XII. Miscellaneous64
12.01Amendments, Etc    64
12.02Notices; Effectiveness; Electronic Communication    65
12.03No Waiver; Cumulative Remedies; Enforcement    66
12.04Expenses; Indemnity; Damage Waiver    67
12.05Payments Set Aside    69
12.06Successors and Assigns    69
12.07Treatment of Certain Information; Confidentiality    72
12.08Right of Setoff    73
12.09Interest Rate Limitation    73
12.10Counterparts; Integration; Effectiveness    74
12.11Survival of Representations and Warranties    74
12.12Severability    74
12.13Replacement of Lenders    74
12.14Certain Actions    75
12.15Governing Law; Jurisdiction; Etc.    75
12.16Waiver of Jury Trial    76
12.17No Advisory or Fiduciary Responsibility    76
12.18Electronic Execution of Assignments and Certain Other Documents    77
12.19USA PATRIOT Act    77
12.20Time of the Essence    77
12.21ENTIRE AGREEMENT    77

SIGNATURES    S-1

D-2216575_11.doc     iii

Section    Page

SCHEDULES
2.01    Commitments and Applicable Percentages
4.01    Initial Unencumbered Properties
4.07    Closing Date Additional Unencumbered Properties
6.05    Supplement to Interim Financial Statements
6.06    Litigation
6.12(c) ERISA Events
6.12(d) Pension Plans
6.13    Subsidiaries; Other Equity Investments
8.01    Existing Liens
12.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A    Loan Notice
B    Note
C    Compliance Certificate
D-1    Assignment and Assumption
D-2    Administrative Questionnaire
E    Unencumbered Property Report
F    U.S. Tax Compliance Certificates

D-2216575_11.doc     iv

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of December 18, 2013 by and among ALEXANDER & BALDWIN, LLC, a limited liability company organized under the laws of the State of Hawaii (the “Borrower”), ALEXANDER & BALDWIN, INC., a corporation organized under the laws of the State of Hawaii (the “Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

D-2216575_11.doc

Article I.
Definitions and Accounting Terms
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Appraisal” means an independent appraisal, compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and in form and substance acceptable to Administrative Agent in its sole discretion, conducted by a third party appraiser that is a member of the Appraisal Institute or such other Person selected by and engaged by Administrative Agent.
“Additional Borrowing Base” means, as of any date of determination, with respect to the Additional Unencumbered Properties, an amount equal to the lesser of (a) the aggregate Mortgageability Amount for all of the Unencumbered Properties and (b) the aggregate Unencumbered Asset Value Amount for all of the Unencumbered Properties.
“Additional Unencumbered Properties” means Properties that may be added from time to time to the Unencumbered Property Pool pursuant to Sections 4.02 and 4.03.
“Adjusted NOI” means, with respect to any Unencumbered Property for any period, an amount equal to (a) the aggregate gross revenues (excluding non-cash straight line rent) derived from such Unencumbered Property in the ordinary course of business during such period (excluding security deposits and prepaid rent except to the extent applied in satisfaction of the applicable tenant’s obligations to pay rent), minus (b) all expenses and other proper charges incurred in connection with the operation of such Unencumbered Property during such period (including real estate Taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization, and other non-cash expenses).
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of the Loan Documents, the term “Affiliate,” when used in reference to Borrower or Guarantor, shall not include Subsidiaries of Guarantor.
“Aggregate Commitments” means the Commitments of all the Lenders on the Closing Date prior to giving effect to the borrowing of any Loans hereunder in the aggregate amount of $150,000,000.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. The initial Applicable Percentage of each

D-2216575_11.doc     2

Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, (a) with respect to Eurodollar Rate Loans, a per annum rate equal to 3.00% and (b) with respect to Base Rate Loans, a per annum rate equal to 2.00%.
“Appraised Value” means, with respect to any Unencumbered Property as of any date, the appraised value of such Property on an “as-is” basis as set forth in the most recent Acceptable Appraisal.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of Guarantor and its Subsidiaries for the fiscal year ended     December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Companies, including the notes thereto.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type.
“Borrowing Base” means, collectively, the Initial Borrowing Base and the Additional Borrowing Base.

D-2216575_11.doc     3

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Casualty” means, with respect to any Unencumbered Property, such Unencumbered Property shall be damaged or destroyed, in whole or in part, by fire or other casualty.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (    50%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    the failure of Guarantor to own 100% of the Equity Interests of the Borrower at any time.
“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 12.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to a Loan to Borrower pursuant to Section 2.01, in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Companies” means Guarantor and its Subsidiaries, and “Company” means any one of the Companies.

D-2216575_11.doc     4

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Shareholders’ Equity” means, at any time of determination thereof, for the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Shareholders’ Equity shall exclude all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification. Topic 960.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, without limitation, any provision of the Revolving Credit Agreement or the Note Purchase Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s

D-2216575_11.doc     5

obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Property leasing operations) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disposition Agreements” means, collectively, (a) that certain Disposition Agreement, dated November 12, 2013, by and among Borrower, A & B Properties, Inc., WDCI Heritage LLC, ABP Savannah-A LLC, ABP Savannah-B LLC and KTR Property Trust III and (b) that certain Disposition Agreement, dated November 18, 2013, by and among Borrower, A & B Properties, Inc., and W-ADP Holdings VII, L.L.C., and “Disposition Agreement” means either of such Disposition Agreements.
“Disposition Proceeds” means, with respect to any Disposition of any Unencumbered Property by any Loan Party, such Loan Party’s share of the gross proceeds, whether received in cash or otherwise, received from such Disposition on or after the date of consummation of such Disposition, after (a) deduction of taxes paid or payable, (b) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such Disposition (including reasonable attorneys’ fees and closing costs and reasonable environmental remediation costs incurred in connection with such Disposition), and (c) deduction of appropriate amounts to be provided by such Loan Party as a reserve, in accordance with GAAP, against any liabilities retained by such Loan Party after such Disposition, which liabilities are associated with the Unencumbered Property being sold, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Disposition.

D-2216575_11.doc     6

“Dollar” and “$” mean lawful money of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Environmental Assessment” has the meaning specified in Section 7.12(b).
“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened, instituted, or completed pursuant to any applicable Environmental Law against Borrower or any Subsidiary or against or with respect to any Property or any condition, use, or activity on any Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened or made by any Person against Borrower or any Subsidiary or against or with respect to any Property or any condition, use, or activity on any Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“Environmental Liability” means, with respect to Borrower or any Subsidiary, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or such Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial

D-2216575_11.doc     7

withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Escrow Account” means any account into which the proceeds of the Loan are disbursed.
“Escrow Agreement” means that certain letter, dated as of December 11, 2013, from Goodsill Anderson Quinn & Stifel to Title Guaranty Escrow Services, Inc., together with a letter dated December 16, 2013 among Administrative Agent, Borrower, Guarantor, and Title Guaranty Escrow Services, Inc., relating to such agreement.
“Eurodollar Rate” means, for any day, a fluctuating rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained, as applicable, and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Loan” means a Loan that bears interest at the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 12.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Exclusion Event” means (a) an Unencumbered Property suffers a Material Environmental Event after the date such Unencumbered Property was admitted into the Unencumbered Property Pool, (b) an Unencumbered Property is subject to any Casualty or Condemnation that is a Material Property Event,

D-2216575_11.doc     8

(c) Required Lenders determine that an Unencumbered Property has suffered a Material Property Event after the date such Unencumbered Property was admitted into the Unencumbered Property Pool, or (d) the purchaser under any Disposition Agreement is no longer obligated to purchase an Initial Unencumbered Property.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(i) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of one percent (1/100 of 1%)) charged to Bank of America on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means the letter agreement, dated November 27, 2013, among Borrower, Guarantor, and Administrative Agent.
“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

D-2216575_11.doc     9

“Guarantee” or “Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. As the context requires, “Guaranty” shall also mean the guaranty given by Guarantor pursuant to Article X of this Agreement.
“Guarantor” has the meaning set forth in the introductory paragraph hereof and shall include the Guarantor’s successors and permitted assigns.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Law.
“Improvements” means Borrower or any Subsidiary’s interest in and to all onsite and offsite improvements to any Unencumbered Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on such Unencumbered Property and/or in such improvements.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

D-2216575_11.doc     10

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 12.04(b).
“Information” has the meaning specified in Section 12.07.
“Initial Borrowing Base” means, with respect to the Initial Unencumbered Properties, an amount equal to seventy five percent (75%) of the acquisition price set forth on Schedule 4.01 or such other acquisition price as approved by Administrative Agent with respect to each Initial Unencumbered Property (provided that, the owners of the Initial Unencumbered Properties shall not reduce the acquisition price of any Initial Unencumbered Property without Bank of America’s prior written consent).
“Initial Unencumbered Properties” certain Properties listed on Schedule 4.01, which, pursuant to the Disposition Agreements, certain purchasers have agreed to purchase pursuant to the terms set forth in the applicable Disposition Agreements; provided that such purchasers remain obligated to purchase such Properties under the applicable Disposition Agreements at the acquisition price set forth on Schedule 4.01 or such other acquisition price as approved by Administrative Agent.
“Interest Payment Date” means the fifteenth day of each calendar month commencing January 15, 2014, and the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor

D-2216575_11.doc     11

Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Kaneohe Portfolio” means, collectively, the assets subject to (i) that certain Purchase and Sale Agreement and Joint Escrow Instructions between Castle Family LLC, Castle 1974 LLC, Castle Residuary LLC, and Castle Kaopa LLC, all Hawaii limited liability companies, collectively as seller, and the Guarantor as buyer, dated as of October 18, 2013, as amended by that certain First Amendment of Purchase and Sale Agreement and Joint Escrow Instructions dated November 18, 2013 and (ii) that certain Purchase and Sale Agreement and Joint Escrow Instructions between Harold K. L. Castle Foundation, a Hawaii nonprofit corporation, as Seller, and the Guarantor as buyer, dated as of October 18, 2013, as amended by that certain First Amendment of Purchase and Sale Agreement and Joint Escrow Instructions dated November 18, 2013.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lease” means each existing or future lease, sublease (to the extent of Borrower’s or any Subsidiary’s rights thereunder), or other agreement under the terms of which any Person has or acquires any right to occupy or use any Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.
“LIBOR” means the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to any Property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to Borrower under Article II.
“Loan Documents” means this Agreement, each Note, the Fee Letter, the Escrow Agreement, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

D-2216575_11.doc     12

“Loan Notice” means a notice of (a) a Borrowing or (b) a conversion of Loans from one Type to the other, which, if in writing, shall be substantially in the form of Exhibit A.
“Loan Parties” means, collectively, Borrower and Guarantor, and “Loan Party” means any one of the Loan Parties.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of (i) Borrower or (ii) the Companies, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Environmental Event” means, with respect to any Property, (a) a violation of any Environmental Law with respect to such Property, or (b) the presence of any Hazardous Materials on, about, or under such Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either clause (a) or (b), such event or circumstance could reasonably be expected to result in a Material Adverse Effect.
“Material Lease” means each Lease of a Property (or any portion thereof) covering at least 15,000 square feet.
“Material Property Event” means, with respect to any Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Property, (b) material adverse effect on the Appraised Value of such Property, or (c) material adverse effect on the ownership of such Property.
“Material Title Defects” means, with respect to any Property, defects, Liens (other than Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Property, would prevent such Property from being used in the manner in which it is currently being used, or could reasonably be expected to result in a violation of any Law which could result in a Material Property Event).
“Maturity Date” means June 18, 2014.
“Maximum Availability” means, as of any Test Date, an amount equal to the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base, in each case as of such date.
“Mortgageability Amount” means, with respect to any Unencumbered Property and as of any date of determination, the maximum principal amount of a hypothetical mortgage loan that would be available to be borrowed against such Unencumbered Property assuming (a) an annual interest rate equal to the greater of (i) 6.50% and (ii) the most recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for ten (10) year treasury securities, plus 2.50%, (b) a 30-year amortization schedule and (c)

D-2216575_11.doc     13

a debt service coverage ratio on such loan of 1.75 to 1.00 (based on the most-recently calculated Mortgageability Cash Flow of such Unencumbered Property).
“Mortgageability Cash Flow” means, with respect to any Unencumbered Property and for the most recently ended fiscal quarter, an amount equal to the most-recently calculated quarter’s Adjusted NOI with respect to such Unencumbered Property multiplied by four (4); provided that, for purposes of calculating the Adjusted NOI for the Closing Date, the Adjusted NOI shall equal the Adjusted NOI for the two fiscal quarters ending June 30, 2013, multiplied by two (2).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Note Purchase Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 4, 2012, by and among Borrower, Prudential Investment Management, Inc., and certain affiliates of Prudential Investment Management, Inc. party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

D-2216575_11.doc     14

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Participant” has the meaning specified in Section 12.06(d).
“Participant Register” has the meaning specified in Section 12.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Disposition” means the Disposition of an Unencumbered Property for which (a) Administrative Agent shall have received, for the benefit of Lenders, all amounts required to be prepaid as a result of such Disposition pursuant to Section 2.03(c) and (b) Borrower shall have delivered to Agent an Unencumbered Property Report certifying that no Default or Event of Default exists and demonstrating that Borrower is in compliance with Section 4.05 after giving effect to such Disposition.
“Permitted Liens” means Liens described in Sections 8.01(a), (c), (d), (e), (f) and (g).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

D-2216575_11.doc     15

“Plan Assets” means the assets of an “employee benefit plan,” as defined in Section 3(3) of ERISA that is covered by Title I of ERISA or any “plan” defined in Section 4975(e) of the Code, as described in the Plan Assets Regulation, 29 C.F.R. Section 2550.401c-1, pursuant to the principles set forth in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, 114 S.Ct. 517 (1993), or otherwise.
“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.
“Platform” has the meaning specified in Section 7.02.
“Properties” means real estate properties owned by Borrower or any of Borrower’s Subsidiaries, and “Property” means any one of the Properties.
“Property Information” has the meaning specified in Section 4.02.
“Property Plans” means the plans and specifications for any Property.
“Public Lender” has the meaning specified in Section 7.02.
“Recipient” means Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 12.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release Amount” means, (a) with respect to the Disposition of any Unencumbered Property, an amount equal to one hundred percent (100%) of all Disposition Proceeds with respect to the Disposition of such Unencumbered Property, and (b) with respect to the granting of any lien, negative pledge, and/or encumbrance or any restriction on the ability to transfer or encumber any Unencumbered Property or income therefrom or proceeds thereof or with respect to any prepayment required pursuant to Section 2.03(e), an amount equal to (i) with respect to any Initial Unencumbered Property, one hundred percent (100%) of the acquisition price set forth on Schedule 4.01 or such other acquisition price as approved by Administrative Agent and (ii) with respect to any Additional Unencumbered Property, the Unencumbered Asset Value Amount with respect to such Unencumbered Property.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, Lenders having unused Commitments on or prior to the date the Loan is funded and thereafter the Outstanding Amount representing more than 50% of the unused Commitments on or prior to the date the Loan is funded and thereafter the aggregate Outstanding Amount of all Lenders. The unused Commitments on or prior to the date the Loan is funded and thereafter the Outstanding Amount of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates

D-2216575_11.doc     16

pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of June 4, 2012, by and among Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent for the lenders, and except as otherwise set forth herein, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Significant Subsidiary” means any direct or indirect Subsidiary of the Borrower, the net worth of which is, on the date of determination, 5% or more of Consolidated Shareholders’ Equity.
“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

D-2216575_11.doc     17

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Date” means the date an Unencumbered Property Report is required to be delivered pursuant to the terms hereof (whether or not such Unencumbered Property Report is actually delivered) and each date that any property is removed or released from the Unencumbered Property Pool pursuant to the terms of this Agreement.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unencumbered Asset Value” means, as of a given date and with respect to each Additional Unencumbered Property, an amount equal to (a) the Unencumbered NOI of such Additional Unencumbered Property for the most-recently calculated fiscal quarter multiplied by four (4), divided by (b) 7.5%; provided that, for purposes of calculating the Unencumbered NOI for the Closing Date, the Unencumbered NOI shall equal the Unencumbered NOI for the two fiscal quarters ending June 30, 2013, multiplied by two (2). For purposes of determining Unencumbered Asset Value, Unencumbered NOI from Properties Disposed of during the immediately preceding fiscal quarter period of the Borrower or a Subsidiary shall be excluded.
“Unencumbered Asset Value Amount” means an amount equal to (a) sixty percent (60%) multiplied by (b) the Unencumbered Asset Value as of such date for each Unencumbered Property.

D-2216575_11.doc     18

“Unencumbered NOI” means, for any period, the aggregate Adjusted NOI for such period of the Unencumbered Properties.
“Unencumbered Properties” means, as of any date, the Properties that are included in the Unencumbered Property Pool as of such date and the Initial Unencumbered Properties, and “Unencumbered Property” means any one of the Unencumbered Properties.
“Unencumbered Property Pool” means, as of any Test Date, each Property identified by Borrower in the most-recent Unencumbered Property Report that meets the following criteria:
(a)    such Property is primarily used for office, retail, and/or industrial purposes;
(b)    such Property is owned in fee simple;
(c)    the entity that owns such Property and such Property are located within the United States;
(d)    if such Property is owned by a Subsidiary of Borrower, then (i) Borrower owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of such Subsidiary, free and clear of any Liens, or (ii) such Subsidiary is Controlled (including control over operating activities of such Subsidiary and the ability of such Subsidiary to Dispose of, grant Liens in, or otherwise encumber assets, incur, repay and prepay Indebtedness, provide Guarantees and make Restricted Payments, in each case without any requirement for the consent of any other Person) exclusively by Borrower and/or one or more Wholly-Owned Subsidiaries of Borrower;
(e)    except for restrictions set forth herein, Borrower or the applicable Subsidiary that owns such Property has the unilateral right to (i) Dispose of such Property, and (ii) create a Lien on such Property as security for Indebtedness of Borrower or such Subsidiary;
(f)    such Property is not subject to any Lien (other than Permitted Liens), negative pledge and/or encumbrance or any restriction on the ability of the owner thereof to transfer or encumber such Property or income therefrom or proceeds thereof;
(g)    such Property is free of all material structural defects or architectural deficiencies, Material Title Defects, Material Environmental Event, or other adverse matters which, individually or collectively, could result in a Material Property Event;
(h)    all property management and leasing representation agreements pertaining to such Property must be reasonably acceptable to Administrative Agent;
(i)    the Property Information with respect to such Property is reasonably acceptable to Required Lenders;
(j)    such Property has been approved to be included in the Unencumbered Property Pool pursuant to Section 4.03; and
(k)    such Property has not been removed from the Unencumbered Property Pool pursuant to Section 4.04 or released from the Unencumbered Property Pool pursuant to Section 4.05.

D-2216575_11.doc     19

“Unencumbered Property Report” means a report in substantially the form of Exhibit E certified by a Responsible Officer of Borrower, setting forth the calculations required to establish the Unencumbered Asset Value for each Unencumbered Property and the Borrowing Base for all Unencumbered Properties as of a specified date, all in form and detail satisfactory to Administrative Agent.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code and any Person that is disregarded as separate from its owner for United States federal income tax purposes and whose sole owner is a U.S. Person.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Withholding Agent” means Borrower, any other Loan Party and Administrative Agent.
“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held directly or indirectly by such Person.
“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled by such Person.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

D-2216575_11.doc     20

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Companies shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
Article II.
The Commitments and Borrowings
2.01    Loans. Subject to the terms and conditions set forth herein, on the Closing Date, each Lender severally agrees to make a single loan to Borrower in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the aggregate Outstanding Amount of all Loans shall not exceed the Maximum Availability, and (b) the aggregate amount of all Loans of all Lenders shall not exceed the Aggregate Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

D-2216575_11.doc     21

2.02    Borrowings and Conversions of Loans.
(a)    Each Borrowing and each conversion of Loans from one Type to the other shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 12:00 p.m. on the requested date of any Borrowing or conversion of Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of or conversion to Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing or a conversion of Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or converted, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion, then the applicable Loans shall be made as, or converted to, Base Rate Loans.
(b)    Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.
(c)    During the existence of a Default, no Loans may be requested as or converted to Eurodollar Rate Loans without the consent of Required Lenders.
(d)    At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
2.03    Prepayments.
(a)    Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. on the date of prepayment of such Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the

D-2216575_11.doc     22

amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    If for any reason the aggregate Outstanding Amount of all Loans on any Test Date exceeds the Maximum Availability then in effect, then Borrower shall, within ten (10) Business Days of such Test Date, prepay Loans in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to prepay Loans pursuant to this Section 2.03(b) if, within such ten (10) Business Day period, Additional Unencumbered Properties are added to the Unencumbered Property Pool pursuant to Sections 4.02 and 4.03 in an aggregate amount equal to such excess.
(c)    Within three (3) Business Days of Borrower or any Subsidiary’s receipt thereof, Borrower shall prepay the outstanding Loan in an aggregate amount equal to the Release Amount with respect to the Disposition of any Unencumbered Property.
(d)    Within ten (10) Business Days of the granting of any Lien (other than Permitted Liens), negative pledge, and/or encumbrance or any restriction on the ability to transfer (other than pursuant to a sale agreement with respect to such an Unencumbered Property) or encumber any Unencumbered Property or income therefrom or proceeds thereof, Borrower shall prepay the outstanding Loan in an aggregate amount equal to the Release Amount; provided, however, that Borrower shall not be required to prepay Loans pursuant to this Section 2.03(d) if, within such ten (10) Business Day period, Additional Unencumbered Properties are added to the Unencumbered Property Pool pursuant to Sections 4.02 and 4.03 resulting in an Additional Borrowing Base at least equal to the Borrowing Base of the Unencumbered Property subject to the lien, negative pledge, encumbrance, or restriction.
(e)    Within five (5) Business Days after a Responsible Officer of Guarantor or Borrower obtains actual knowledge of a breach of any of the representations or covenants, as the case may be, in Sections 6.17, 7.06, 7.12, 7.13, 8.08, 8.14 or 8.15, Borrower shall prepay the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document.
(f)    To the extent all or any portion of the proceeds of the Loans which have been deposited by Borrower and its Subsidiaries into the Escrow Account are not disbursed from the Escrow Account on or before January 31, 2014, Borrower shall prepay the unpaid principal amount of outstanding Loans, together with all interest accrued and unpaid thereon, in an amount equal to the proceeds on deposit in the Escrow Account on such date.
2.04    Reduction of Commitments. The unused Commitments shall be automatically and permanently reduced to zero on the Closing Date after each borrowing of Loans pursuant to Section 2.01.
2.05    Repayment of Loans.
Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

D-2216575_11.doc     23

2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i) If any amount of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    Upon the request of Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Borrower shall pay to Administrative Agent for its own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)    Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.08    Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

D-2216575_11.doc     24

2.09    Evidence of Debt.
The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Clawback.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to 9:00 a.m. on the date of such Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the

D-2216575_11.doc     25

foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Borrowings set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make its Loan and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make its Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it resulting in such Lender’s receiving payment of a proportion of such Loan or accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments

D-2216575_11.doc     26

shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(ii)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(iii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y)  any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to

D-2216575_11.doc     27

pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article III.
Taxes, Yield Protection and Illegality
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Withholding Agent shall withhold or make such deductions as are determined by a Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Borrower shall provide the Administrative Agent with at least ten (10) days prior written notice prior

D-2216575_11.doc     28

to the date that any Loan Party makes any deduction or payment for Taxes in accordance with this Section 3.01(c)(ii).
(iii)    If any Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except for any such penalties, interest and reasonable expenses to the extent attributable to the gross negligence or willful misconduct of such Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (C) Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by

D-2216575_11.doc     29

Administrative Agent or the Loan Parties in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this Section 3.01(c)(ii).
(d)    Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the

D-2216575_11.doc     30

reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including

D-2216575_11.doc     31

those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material

D-2216575_11.doc     32

restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate) immediately and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion thereof (a) Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Rate with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of or conversion to Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments,

D-2216575_11.doc     33

or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If

D-2216575_11.doc     34

a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(c)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(d)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 12.13.
3.07    Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
Article IV.
Unencumbered Properties
4.01    Initial Unencumbered Properties. As of the Closing Date, the Unencumbered Property Pool shall consist of the Initial Unencumbered Properties and any Additional Unencumbered Properties that are added to the Unencumbered Property Pool prior to the Closing Date pursuant to Sections 4.02 and 4.03.

D-2216575_11.doc     35

4.02    Property Information. Other than with respect to the Initial Unencumbered Properties, Borrower shall provide Administrative Agent with a written request for a Property to be admitted into the Unencumbered Property Pool after the Closing Date. Such request shall be accompanied by information regarding such Property (the “Property Information”) including the following, in each case reasonably acceptable to Administrative Agent: (a) a general description of such Property’s location, market, and amenities; (b) a property description; (c) purchase information (including any contracts of sale and closing statements); (d) cash flow projections for the next three (3) years and operating statements for at least the previous three (3) years or since opening or acquisition by Borrower or any of its Subsidiaries, as applicable, if opened or acquired less than three (3) years before such date; (e) a quality assurance report or an inspection report; (f) a copy of the most recent appraisal obtained by Borrower or any of its Subsidiaries, if any, of such Property; (g) an Environmental Assessment; (h) title and survey information; and (i) such other information reasonably requested by Administrative Agent.
4.03    Approvals. Each Property (other than the Initial Unencumbered Properties) shall be subject to Required Lenders’ approval to be admitted into the Unencumbered Property Pool, such approval to be in Required Lenders’ reasonable discretion. Required Lenders shall, within eight (8) Business Days from the receipt of the Property Information with respect to a Property, approve or disapprove the admission of such Property into the Unencumbered Property Pool; provided that if Required Lenders fail to approve or disapprove such admission within such time, then Required Lenders shall be deemed to have approved such admission.
4.04    Exclusion Event. After the occurrence and during the continuation of an Exclusion Event, Required Lenders shall have the right in their sole discretion at any time and from time to time to notify Borrower in writing that, effective ten (10) Business Days after the giving of such notice and for so long as the circumstances giving rise to such Exclusion Event exist, such Property shall no longer included in the Unencumbered Property Pool.
4.05    Unencumbered Property Pool Release Provisions. At the request of Borrower, an Unencumbered Property may be removed from the Unencumbered Property Pool subject to the following conditions: (a) no Default shall exist (unless such Default relates solely to the Unencumbered Property to be removed from the Unencumbered Property Pool), result from, or be continuing after giving effect to such release; (b) such removal of an Unencumbered Property from the Unencumbered Property Pool (i) would not result in a mandatory prepayment becoming due or (ii) would result in a mandatory prepayment becoming due and Borrower has made such mandatory prepayment prior to or substantially concurrently with such removal of such Unencumbered Property from the Unencumbered Property Pool; (c) Borrower delivers to Administrative Agent a duly completed Unencumbered Property Report reflecting the removal of such Unencumbered Property from the Unencumbered Property Pool; and (d) Administrative Agent shall receive satisfactory evidence that, on a pro forma basis for the most recently completed fiscal period, after giving effect to such release and any prepayment of the Obligations, Borrower is in compliance with Section 7.14.

4.06    Appraisals. Administrative Agent will be entitled to obtain, at Borrower’s expense, one Acceptable Appraisal of each Unencumbered Property or any part thereof; provided that, in addition to the foregoing, Administrative Agent will be entitled to obtain additional Acceptable Appraisals of any Unencumbered Property or any part thereof if: (a) a Default has occurred and is continuing at the time Administrative Agent orders such appraisal; or (b) an appraisal is required under applicable Law. Notwithstanding the foregoing, Administrative Agent shall be entitled to obtain from time to time, at its own expense, an Acceptable Appraisal of any Unencumbered Property or any part thereof.

D-2216575_11.doc     36

4.07    Closing Date Additional Unencumbered Properties. The Additional Unencumbered Properties set forth on Schedule 4.07 are acceptable to the Administrative Agent as of the Closing Date and have been admitted to the Unencumbered Property Pool on the Closing Date.
Article V.
Conditions Precedent to Loans
5.01    Conditions of Initial Loans. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction or waiver of the following conditions precedent:
(a)    Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent:
(i)    executed counterparts of this Agreement and the Escrow Agreement, in each case sufficient in number for distribution to Administrative Agent, each Lender and Borrower;
(ii)    a Note executed by Borrower in favor of each Lender requesting a Note;
(iii)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing;
(v)    favorable opinions of Skadden, Arps, Meagher & Flom LLP as counsel to the Loan Parties and the Loan Parties’ in-house counsel, each addressed to Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

D-2216575_11.doc     37

(viii)    such documents and certifications as Administrative Agent may reasonably require to evidence that the Disposition Agreements are in full force and effect and each Initial Unencumbered Property is included therein.
(ix)    a duly completed Unencumbered Property Report and Compliance Certificate as of the last day of the fiscal quarter of Borrower ended on September 30, 2013 signed by a Responsible Officer of Borrower;
(x)    the Property Information required pursuant to Section 4.02 with respect to any of the Additional Unencumbered Properties that are added to the Unencumbered Property Pool prior to the Closing Date pursuant to Sections 4.02 and 4.03;
(xi)    any consents deemed necessary by Administrative Agent in connection with entering into this Agreement under either the Revolving Credit Agreement and/or the Note Purchase Agreement; and
(xii)    such other certificates and documents as Administrative Agent reasonably may require.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02    Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type) is subject to the following conditions precedent:
(a)    The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

D-2216575_11.doc     38

(b)    No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)    Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
Article VI.
Representations and Warranties
Each Loan Party represents and warrants to Administrative Agent and the Lenders that:
6.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Significant Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) only with respect to Significant Subsidiaries,  (b)(i) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) after due investigation and to the Borrower’s best knowledge, violate any Law.
6.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
6.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

D-2216575_11.doc     39

6.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Companies as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    The unaudited combined balance sheet of the Companies dated September 30, 2013, and the related combined statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. No Loan Party nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing any of their respective Indebtedness, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of Indebtedness pursuant hereto, except as set forth on Schedule 6.05 hereto.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect , and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the matters described on Schedule 6.06.
6.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08    Ownership of Property; Liens. Each Loan Party and each of its Significant Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than (i) Liens (other than Permitted Liens) on any Property (other than an Unencumbered Property) that do not materially restrict any Loan Party or Significant Subsidiary’s intended use and enjoyment thereof in the ordinary course of business, or (ii) Liens permitted by Section 8.01.

D-2216575_11.doc     40

6.09    Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    After due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on any Unencumbered Property or elsewhere in connection with any activity on any Unencumbered Property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of any Unencumbered Property, except as would not reasonably be expected to have a Material Property Event: (i) during the period of Borrower’s or the applicable Subsidiary’s ownership of each Unencumbered Property, such Unencumbered Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on such Unencumbered Property; to the best of Borrower’s and each Subsidiary’s knowledge, no such use of any Unencumbered Property occurred at any time prior to the period of Borrower’s or the applicable Subsidiary’s ownership of such Unencumbered Property; and to the best of Borrower’s and each Subsidiary’s knowledge, no such use on any adjacent property occurred at any time prior to the date hereof; (ii) to the best of Borrower’s and each Subsidiary’s knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Unencumbered Property; (iii) neither Borrower nor any Subsidiary has received any notice or has any knowledge of any Environmental Claim or Environmental Liability or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Unencumbered Property or any adjacent property or concerning whether any condition, use or activity on any Unencumbered Property or any adjacent property is in violation of any Environmental Law; (iv) the present conditions, uses and activities on each Unencumbered Property do not violate any Environmental Law and the use of each Unencumbered Property which Borrower or the applicable Subsidiary (and each tenant and subtenant, if any) makes and intends to make of each Unencumbered Property complies and will comply with all applicable Environmental Laws; (v) no Unencumbered Property appears on and to the best of Borrower’s and each Subsidiary’s knowledge has never been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (vi) neither Borrower nor any Subsidiary has ever applied for and been denied environmental impairment liability insurance coverage relating to any Unencumbered Property; and (vii) neither Borrower nor any Subsidiary, nor to Borrower’s or each Subsidiary’s knowledge any tenant or subtenant, has obtained or is required to obtain any permit or authorization to construct, occupy, operate, use or conduct any activity on any Unencumbered Property by reason of any Environmental Law.
6.10    Insurance. The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party or any Subsidiary thereof, in such amounts (after giving effect to any self-insurance compatible with the following standards),

D-2216575_11.doc     41

with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operate.
6.11    Taxes. Each Loan Party and each Subsidiary has filed all Federal and state income and other material tax and informational returns which are required to be filed by it. Each Loan Party and each such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. The Loan Parties and their Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.
6.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of Guarantor and Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status. Guarantor, Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of Guarantor and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) Except as set forth on Schedule 6.12(c), no ERISA Event has occurred, and neither Guarantor, nor Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Guarantor, Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither Guarantor, nor Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty (60%) as of the most recent valuation date; (iv) neither Guarantor, nor Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Guarantor, nor Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

D-2216575_11.doc     42

(d)    Neither Guarantor, nor Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
(e)    The underlying assets of each Loan Party and each Subsidiary thereof do not constitute Plan Assets.
6.13    Subsidiaries; Equity Interests. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party (or a Subsidiary thereof) in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens. No Loan Party has any direct or indirect equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13.
6.14    Margin Regulations; Investment Company Act.
(a)    Borrower is not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of Borrower, any Person Controlling Borrower, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure. Guarantor and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary thereof to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Guarantor and Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
6.16    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

D-2216575_11.doc     43

6.17    Unencumbered Properties.
(a)    (i)    Each Property identified by Borrower as an Unencumbered Property in the most-recent Unencumbered Property Report delivered to Administrative Agent hereunder (other than the Initial Unencumbered Properties) satisfies the criteria set forth in the definition of Unencumbered Property Pool.
(ii)    No Exclusion Event has occurred and is continuing with respect to any Property identified by Borrower as an Unencumbered Property in the most-recent Unencumbered Property Report delivered to Administrative Agent hereunder.
(iii)    The Improvements have not suffered any Casualty or otherwise been damaged (ordinary wear and tear excepted) and not repaired.
(iv)    No Unencumbered Property is the subject of any pending or, to Borrower or any Subsidiary’s knowledge, threatened Condemnation or adverse zoning proceeding.
(v)    Neither Borrower, nor any Subsidiary has made any contract or arrangement of any kind (other than a Disposition Agreement) the performance of which by the other party thereto would give rise to Liens (other than Permitted Liens) on the Unencumbered Properties.
(vi)    The Property Plans for each Unencumbered Property have been approved by all applicable Governmental Authorities.
(b)    To the extent that failure to comply therewith could not reasonably be expected to cause a Material Property Event with respect to such Unencumbered Property:
(i)    Each Unencumbered Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property.
(ii)    The Improvements comply with all Laws regarding access and facilities for handicapped or disabled persons.
(iii)    Neither Borrower nor any Subsidiary has directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so, except as set forth in any Disposition Agreement) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Unencumbered Properties, including those arising under any zoning or property use ordinance or other Law.
(iv)    All utility services necessary for the use of the Unencumbered Properties and the Improvements and the operation thereof for their intended purpose are available at the Unencumbered Property.
(v)    No Unencumbered Property is part of a larger undivided tract of Property owned by Borrower or any Subsidiary or otherwise included under any unity of title or similar covenant with other Property not owned by Borrower or any Subsidiary and each Unencumbered Property constitutes a separate tax lot or lots with a separate tax assessment

D-2216575_11.doc     44

or assessments for such Unencumbered Property and the Improvements thereon, independent of those for any other Property or improvements.
(vi)    The current and anticipated use of the Unencumbered Properties complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting the Unencumbered Properties without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto.
6.18    Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
6.19    OFAC. Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.
Article VII.
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
7.01    Financial Statements. Borrower and Guarantor shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:
(a)    as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of Guarantor (or, if earlier, ten (10) Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Companies as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor (or, if earlier, ten (10) Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Companies as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and

D-2216575_11.doc     45

cash flows of the Companies in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), Borrower and Guarantor shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower and Guarantor to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.02    Certificates; Other Information. Borrower and Guarantor shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:
(a)    as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter (other than the fiscal quarter ending on December 31, 2013) of Guarantor, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower and Guarantor;
(b)    as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter (other than the fiscal quarter ending on December 31, 2013) of Guarantor, a duly completed Unencumbered Property Report signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower and Guarantor;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;
(d)    promptly upon reasonable request by Administrative Agent, but no more often than once per month, information concerning the Unencumbered Properties, including rent rolls, operating statements, capital expenditure budgets, copies of leases, copies of tenant financial statements, agings of rent payments, copies of existing Environmental Assessments, and copies of existing property inspection reports; and
(e)    promptly, such additional information regarding the business, financial or corporate affairs of Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Guarantor posts such documents, or provides a link thereto on Guarantor’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Guarantor shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Guarantor to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Guarantor shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and

D-2216575_11.doc     46

in any event shall have no responsibility to monitor compliance by Guarantor with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Borrower hereby acknowledges that (a) Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
7.03    Notices. Upon a Responsible Officer obtaining actual knowledge of the same, Borrower shall promptly notify Administrative Agent and each Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence of any ERISA Event;
(d)    any litigation, arbitration or governmental investigation or proceeding instituted or threatened against an Unencumbered Property, and any material development therein;
(e)    any actual or threatened (in writing) Condemnation of any portion of an Unencumbered Property, any negotiations with respect to any such taking, or any Casualty or other loss of or substantial damage to any Unencumbered Property;
(f)    any notice received by Borrower or any Subsidiary with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Unencumbered Property;
(g)    any required permit, license, certificate or approval with respect to any Unencumbered Property lapses or ceases to be in full force and effect or claim from any person that

D-2216575_11.doc     47

any Unencumbered Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law;
(h)    of the occurrence of any Exclusion Event; and
(i)    any labor controversy pending or threatened against Borrower, any Subsidiary or any contractor performing work on an Unencumbered Property, and any material development in any labor controversy that could reasonably be expected to cause an Exclusion Event.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04    Payment of Obligations. Guarantor shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon a Company or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Company; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.05    Preservation of Existence, Etc. Guarantor shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.02 or 8.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06    Maintenance of Properties. Borrower shall, and shall cause each other Subsidiary to, keep the Unencumbered Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Unencumbered Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted). Notwithstanding the foregoing, neither Borrower nor any Subsidiary shall, without the prior written consent of Administrative Agent: (a) remove from an Unencumbered Property any fixtures or personal property except such as is replaced by an article of equal suitability and value or in the event such fixtures or personal property are obsolete, if applicable, replaced by an article of suitable replacement, in each case, owned by Borrower or such Subsidiary, free and clear of any Lien (other than Permitted Liens); or (b) make any structural alteration to an Unencumbered Property or any other alteration thereto which materially impairs the value thereof.
7.07    Maintenance of Insurance. Guarantor shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of any Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect

D-2216575_11.doc     48

to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
7.08    Compliance with Laws. Guarantor shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09    Books and Records. Guarantor shall, and shall cause each other Company to, maintain: (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Guarantor or such Company, as the case may be; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Guarantor or such Company, as the case may be.
7.10    Inspection Rights. Guarantor shall, and shall cause each other Company to, permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect and photograph any of its properties (including any Unencumbered Property), to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Company; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.
7.11    Use of Proceeds. Borrower shall use the proceeds of the Borrowings (a) to finance the acquisition of the Kaneohe Portfolio and (b) for general corporate purposes not in contravention of any Law or of any Loan Document.
7.12    Environmental Matters. Borrower shall, and shall cause each Subsidiary to:
(a)    Violations; Notice to Administrative Agent.
(i)    Keep the Unencumbered Properties free of Hazardous Material to the extent such action could reasonably be expected to cause a Material Property Event;
(ii)    Promptly deliver to Administrative Agent a copy of each report pertaining to any Unencumbered Property or to Borrower or any Subsidiary prepared by or on behalf of Borrower or such Subsidiary pursuant to any Environmental Law; and
(iii)    To the extent it could reasonably be expected to cause a Material Property Event, immediately advise Administrative Agent in writing of any Environmental Claim, any Environmental Liability, or of the discovery of any Hazardous Material on any Unencumbered Property, as soon as Borrower or any Subsidiary first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim, Environmental Liability, and/or Hazardous Material and all relevant circumstances.

D-2216575_11.doc     49

(b)    Site Assessments and Information. If Administrative Agent shall ever have reason to believe that any Hazardous Material affects any Unencumbered Property, or if any Environmental Claim is made or threatened or Environmental Liability suffered or incurred, or if a Default shall have occurred and be continuing, or upon the occurrence of the Release Date (other than the event in clause (a) of the definition of Release Date), then if requested by Administrative Agent, at Borrower’s expense, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent from time to time, in each case within thirty (30) days after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of any Unencumbered Property and of such scope (including the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may request, by a consulting firm acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines. Borrower and each Subsidiary shall cooperate with each consulting firm making any such Environmental Assessment and shall supply to the consulting firm, from time to time and promptly on request, all information available to Borrower and each Subsidiary to facilitate the completion of the Environmental Assessment. If Borrower or any Subsidiary fails to furnish Administrative Agent within ten (10) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if Borrower or any Subsidiary fails to furnish to Administrative Agent such Environmental Assessment within thirty (30) days after Administrative Agent’s request, then Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Unencumbered Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Unencumbered Properties, but shall be under no duty to disclose any such information except as may be required by Law. Administrative Agent shall be under no duty to make any Environmental Assessment of any Unencumbered Property, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on any Unencumbered Property, or that there has been or shall be compliance with any Environmental Law, nor shall Borrower or any Subsidiary or any other Person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request. Neither Administrative Agent nor any Lender owes any duty of care to protect Borrower or any Subsidiary or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting any Unencumbered Property.
7.13    Reports and Testing. Borrower shall, and shall cause each Subsidiary to, promptly (a) deliver to Administrative Agent copies of all material reports, studies, inspections, and tests made on the Unencumbered Properties, the Improvements, or any materials to be incorporated into the Improvements, and (b) make such additional tests on the Unencumbered Properties, the Improvements, or any materials to be incorporated into the improvements as Administrative Agent may require. In addition, Borrower shall, and shall cause each Subsidiary to, immediately notify Administrative Agent of any report, study, inspection, or test that indicates any material adverse condition relating to the Unencumbered Properties, the Improvements, or any such materials which reasonably could result in a Material Property Event.
7.14    Revolving Credit Agreement Covenants. Each Loan Party will perform, comply with and observe for Administrative Agent’s and Lenders’ benefit each of the covenants set forth in Revolving Credit

D-2216575_11.doc     50

Agreement. If the parties to the Revolving Credit Agreement agree to any amendment or modification to the Revolving Credit Agreement in accordance with the terms and conditions thereof, and, at such time, Bank of America is acting as administrative agent under the Revolving Credit Agreement, then the definition of “Revolving Credit Agreement” shall automatically mean the Revolving Credit Agreement as so amended or modified. If the parties to the Revolving Credit Agreement agree to any amendment or modification to the Revolving Credit Agreement in accordance with the terms and conditions thereof and, at such time, Bank of America is no longer acting as administrative agent under the Revolving Credit Agreement, then the definition of “Revolving Credit Agreement” shall mean the Revolving Credit Agreement without giving effect to such amendment or modification. Upon termination of the Revolving Credit Agreement without replacement acceptable to Administrative Agent, all sections of such articles in the Revolving Credit Agreement, together with related definitions and ancillary provisions, are hereby incorporated by reference, mutatis mutandis, and shall be deemed to continue in effect for Administrative Agent’s and Lenders’ benefit, without giving effect to such termination.
Article VIII.
Negative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
8.01    Liens. Guarantor shall not, and shall not permit any other Company to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

D-2216575_11.doc     51

(g)    easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions, and other similar encumbrances affecting any Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of such Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
(i)    Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
(j)    Liens permitted under Sections 7.02(b), (c), (d), (f), and (l) of the Revolving Credit Agreement as in effect on the Closing Date.
8.02    Fundamental Changes. Guarantor shall not, and shall not permit any other Company to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that Guarantor and any Company may (i) consummate any transaction otherwise permitted (except with regard to any Unencumbered Properties) under Sections 7.04(c), (d), (e), and (f) of the Revolving Credit Agreement as in effect on the Closing Date and (ii) so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee must either be Borrower or a Wholly-Owned Subsidiary; and
(c)    Borrower or any Subsidiary may Dispose of an Unencumbered Property (or of the Equity Interests in Subsidiaries that own, directly or indirectly, a Unencumbered Property) so long as such Disposition is a Permitted Disposition.
8.03    Dispositions. Guarantor shall not, and shall not permit any other Company to, make any Disposition or enter into any agreement to make any Disposition, except Guarantor and any Company may make (i) Dispositions otherwise permitted (except with regard to any Unencumbered Properties) under Sections 7.04(c), (d), and (e) of the Revolving Credit Agreement as in effect on the Closing Date and (ii):
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business;

D-2216575_11.doc     52

(c)    Dispositions of equipment (other than Unencumbered Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary;
(e)    Dispositions of Unencumbered Properties so long as such Disposition is a Permitted Disposition; and
(f)    Dispositions permitted by Section 8.02;
provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.
8.04    Restricted Payments. Guarantor shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if a Default shall then exist or would exist after giving effect to any such Restricted Payment or any such Restricted Payment will violate any applicable law or regulation.
8.05    Change in Nature of Business. Guarantor shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.
8.06    Transactions with Affiliates. Guarantor shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of a Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among Guarantor and Borrower, Borrower and any Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (ii) transactions otherwise permitted under Section 8.04, and (iii) transactions otherwise permitted under Section 7.08 of the Revolving Credit Agreement as in effect on the Closing Date.
8.07    Use of Proceeds. Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.08    Unencumbered Properties. Borrower shall not, and shall not permit any Subsidiary to:
(a)    use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on any Unencumbered Properties in any manner which violates any Law or which constitutes a public or private nuisance or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);
(b)    without the prior written consent of Administrative Agent, initiate or permit any zoning reclassification of any Unencumbered Property or seek any variance under existing zoning ordinances applicable to any Unencumbered Property or use or permit the use of any Unencumbered

D-2216575_11.doc     53

Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws;
(c)    without the prior written consent of Administrative Agent, (i) impose any material easement, restrictive covenant, or encumbrance upon any Unencumbered Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Unencumbered Property or (iii) consent to the annexation of any Unencumbered Property to any municipality;
(d)    do any act, or suffer to be done any act by Borrower, any Subsidiary, or any of their respective Affiliates, which would reasonably be expected to materially decrease the value of any Unencumbered Property as reflected in the most recent Acceptable Appraisal (including by way of any negligent act);
(e)    without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Unencumbered Property regardless of the depth thereof or the method of mining or extraction thereof;
(f)    make Improvements to any Unencumbered Property except as may otherwise be specified in the Property Plans with respect to such Unencumbered Property or otherwise approved by Administrative Agent;
(g)    cause, commit, permit or allow to continue (i) any material violation of any Environmental Law (A) by Borrower, any Subsidiary, or by any Person or (B) by or with respect to any Unencumbered Property or any use of or condition or activity on any Unencumbered Property, or (ii) the attachment of any environmental lien to any Unencumbered Property;
(h)    place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on any Unencumbered Property; or
(i)    enter into any Material Lease of space in the Improvements with respect to any Unencumbered Property unless approved by Administrative Agent prior to execution (such approval not to be unreasonably withheld or delayed).
8.09    Amendments of Organization Documents. Guarantor shall not, and shall not permit any other Company to, amend any of its Organization Documents in any manner that would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impairs any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.
8.10    Accounting Changes. Guarantor shall not, and shall not permit any other Company to, make any change in fiscal year without the consent of Administrative Agent.
8.11    Prepayments, Etc. of Indebtedness. Guarantor shall not, and shall not permit any other Company to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness.
8.12    Sanctions. Guarantor shall not, and shall not permit any other Company to, directly or indirectly, use the proceeds of any Borrowing or lend, contribute or otherwise make available such proceeds

D-2216575_11.doc     54

to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.
8.13    ERISA Compliance. Guarantor shall not, and shall not permit any other Company to, take any action that would cause its underlying assets to constitute Plan Assets.
8.14    Environmental Matters. Borrower shall not, and shall not permit any Subsidiary to, (a) cause, commit, permit, or allow to continue (i) any violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, or (ii) the attachment of any environmental Liens on any Unencumbered Property (other than Permitted Liens or other Liens being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP) that could reasonably be expected to result in a Material Environmental Event; or (b) place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease the Unencumbered Properties, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws) or storage tank (or similar vessel) on any Unencumbered Property which could reasonably be expected to have a Material Adverse Effect; provided, however, that any Hazardous Material or storage tank (or similar vessel) shall be permitted on any Unencumbered Property only so long as such Hazardous Material or storage tank (or similar vessel) is maintained in compliance with all applicable Environmental Laws.
8.15    Escrow Account. To the extent all or any portion of the proceeds of the Loans which have been deposited by Guarantor and its Subsidiaries into the Escrow Account are not disbursed from the Escrow Account on or before 7:00 p.m. on December 20, 2013, Guarantor shall not, and shall not permit any of its Subsidiaries to, take any action with respect to the funds in the Escrow Account without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.
Article IX.
Events of Default and Remedies
9.01    Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)    Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any Company fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, or 7.14 or Article VIII (other than Sections 8.08, 8.14 or 8.15) or Article X; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document (other than Sections 7.06, 7.12, 7.13, 8.08, 8.14 or 8.15) on its part to be performed or observed and such failure continues for thirty (30) days; or

D-2216575_11.doc     55

(d)    Representations and Warranties. Any representation or warranty (other than those made in Section 6.17), certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) any Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Company is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $15,000,000; or
(f)    Insolvency Proceedings, Etc. Any Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. Any Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against any Company one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such judgment(s) or order(s) shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(i)    ERISA. (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any

D-2216575_11.doc     56

Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (B) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and any such event or events described above in clauses (A) and (B), either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
(k)    Change of Control. There occurs any Change of Control; or
(l)    Revolving Credit Agreement. An Event of Default (as such term is defined in the Revolving Credit Agreement) shall have occurred and be continuing under the Revolving Credit Agreement.
9.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:
(a)    declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
(c)    exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.
9.03    Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

D-2216575_11.doc     57

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
Article X.
Guaranty
10.01    The Guaranty.
(a)    Guarantor hereby guarantees to Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), Guarantor will promptly pay the same, without any demand or notice whatsoever (except for demands or notices expressly required under this Agreement or any other Loan Document), and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
(b)    Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or other documents relating to the Obligations, the obligations of Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law. This Section 10.01(b) is intended solely to preserve the rights of Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the Debtor Relief Laws, and neither Guarantor nor any other Person shall have any right or claim under this Section 10.01(b) as against Administrative Agent and/or one or more of the Lenders that would not otherwise be available to Guarantor or such other Person under the Debtor Relief Laws.
10.02    Obligations Unconditional. The obligations of Guarantor with respect to Guaranteed Obligations are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Laws, irrespective of any other

D-2216575_11.doc     58

circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of Guarantor with respect to Guaranteed Obligations shall be absolute and unconditional under any and all circumstances. Guarantor agrees that Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Laws, the occurrence of any one or more of the following shall not alter or impair the obligations of Guarantor with respect to Guaranteed Obligations, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to Guarantor (except for demands or notices expressly required under this Agreement or any other Loan Document), the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
(e)    any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Guarantor).
With respect to its obligations hereunder, Guarantor hereby expressly waives diligence, presentment, demand of payment (except for demands or notices expressly required under this Agreement or any other Loan Document), protest notice of acceptance of the guaranty given hereby and of credit extensions that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices (except for notices expressly required under this Agreement or any other Loan Document) whatsoever, and any requirement that Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein.
10.03    Reinstatement. Neither the obligations of Guarantor with respect to the Guaranteed Obligations nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Borrower, by reason of Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The Guaranteed Obligations shall be automatically

D-2216575_11.doc     59

reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and Guarantor agrees that it will indemnify Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other outside counsel incurred by Administrative Agent) incurred by Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
10.04    Certain Waivers. Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrower or any other Person (including any co guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if Borrower shall not timely perform its obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guaranteed Obligations unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments shall have expired or been terminated, it being the purpose and intent that the obligations of Guarantor with respect to the Guaranteed Obligations be absolute, irrevocable, independent and unconditional under all circumstances.
10.05    Remedies. Guarantor agrees that, to the fullest extent permitted by Applicable Laws, as between Guarantor, on the one hand, and Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Guarantor for purposes of Section 10.01.
10.06    Rights of Contribution. Guarantor hereby agrees that, in connection with payments made hereunder, Guarantor shall have a right of contribution from any other guarantor in accordance with Applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the Commitments shall have expired or been terminated, and Guarantor shall not exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
10.07    Guaranty of Payment; Continuing Guaranty. The guarantee in this Article X is a guaranty of payment and performance, and not merely of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

D-2216575_11.doc     60

Article XI.
Administrative Agent
11.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
11.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary thereof or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided

D-2216575_11.doc     61

in Sections 12.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower or a Lender.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
11.04    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Administrative Agent. Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.06    Resignation of Administrative Agent.
(a)    Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf

D-2216575_11.doc     62

of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.06) . The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
11.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

D-2216575_11.doc     63

11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.07 and 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.07 and 12.04.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Article XII.
Miscellaneous
12.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 5.01 (other than Section 5.01(c)) without the written consent of each Lender;
(b)    without limiting the generality of clause (a) above, waive any condition set forth in Section 5.02 as to any Borrowing without the written consent of the Required Lenders;
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

D-2216575_11.doc     64

(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(e)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;
(f)    change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(g)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
12.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Borrower or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(II)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its

D-2216575_11.doc     65

Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)    Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.

D-2216575_11.doc     66

In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b)  any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

D-2216575_11.doc     67

12.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Loan Parties. Each Loan Party shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Company, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the unused

D-2216575_11.doc     68

Commitments on or prior to the date the Loan is funded and thereafter the aggregate Outstanding Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’.
(d)    Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or against any Related Party of Administrative Agent acting for Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(f)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(g)    Survival. The agreements in this Section 12.04 and the indemnity provisions of Section 12.02(e) shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

D-2216575_11.doc     69

12.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

D-2216575_11.doc     70

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the

D-2216575_11.doc     71

assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (b) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided

D-2216575_11.doc     72

that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.07    Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender or any of

D-2216575_11.doc     73

their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

D-2216575_11.doc     74

12.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
12.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
12.13    Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its exiting rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

D-2216575_11.doc     75

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
12.14    Certain Actions. Neither Borrower nor any of its Subsidiaries shall be deemed to be in breach of any of its obligations or undertakings under this agreement to the extent that such breach or noncompliance is the direct or indirect result of any action taken (or refusal to act) by a lessee under a ground lease with respect to any Unencumbered Property.
12.15    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING

D-2216575_11.doc     76

TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and the Lenders

D-2216575_11.doc     77

and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.18    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.19    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
12.20    Time of the Essence. Time is of the essence of the Loan Documents.
12.21    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

D-2216575_11.doc     78

BORROWER: ALEXANDER & BALDWIN, LLC, a Hawaii limited liability company By: /s/ Nelson N. S. Chun Name: Nelson N. S. Chun Title: Senior Vice President and Chief Legal Officer

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President, Chief Financial
Officer, Treasurer and Controller

GUARANTOR: ALEXANDER & BALDWIN, INC., a Hawaii corporation By: /s/ Nelson N. S. Chun Name: Nelson N. S. Chun Title: Senior Vice President and Chief Legal Officer

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President, Chief Financial
Officer, Treasurer and Controller

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Krista Knutson
Name: Krista Knutson
Title: Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By: /s/ Krista Knutson
Name: Krista Knutson
Title: Vice President

Signature Page to Credit Agreement